UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 9, 2018

Date of Report (Date of earliest event reported)

ADESTO TECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-37582	16-1755067
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3600 Peterson Way, Santa Clara	95054
(Address of principal executive offices)	(Zip Code)

(408) 400-0578

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement.

Acquisition Overview

On May 9, 2018, the Company completed its acquisition of 100% of the issued capital (the “Acquisition”) of S3 Asic Semiconductors Limited, a private company limited by shares and incorporated in Ireland (“S3”), pursuant to the Share Purchase Agreement dated as of May 9, 2018 (the “Agreement”). S3 is headquartered in Ireland and its subsidiaries are in the United States, Portugal and the Czech Republic. S3 and its subsidiaries are engaged in the business of tailoring silicon solutions to service providers, original equipment manufacturers and semiconductor vendors.

Consideration and Earn-Outs

Subject to the terms and conditions of the Agreement, the Company agreed to the Acquisition for an aggregate base purchase price of $35 million, subject to adjustments for working capital and reductions for indebtedness (the “Completion Payment”). The Completion Payment was paid by the Company entirely in cash to the sellers under the Agreement, except that a portion was withheld therefrom and will be contributed to an escrow account.

The Company may become obligated to make earn-out consideration payments to the sellers (the “Earn-out”). The obligation of the Company to pay the Earn-Out is based on S3’s performance under the Financial Measure Earn-Out, the Performance Indicators Earn-out, and the Unit Revenue Earn-out, as each are defined below. The aggregate amount potentially payable pursuant to the Earn-Out based on the S3’s revenue during a period beginning April 1, 2018 and ending March 31, 2019 (the “Financial Measure Earn-Out) is $10.95 million. The aggregate amount potentially payable pursuant to the Earn-out based on S3’s entry into and performance under certain supply contracts during a period beginning April 1, 2018 and ending December 31, 2018 (the “Performance Indicators Earn-out”) is $4.60 million. The aggregate amount potentially payable pursuant to the Earn-out based on S3’s revenues earned from the sales of semi-conductor devices during a period from January 1, 2019 until December 31, 2019 (the Unit Revenue Earn-out) is $1.40 million.

Representations and Warranties

The Agreement contains customary representations and warranties of each of the Company and certain of the sellers. The representations and warranties of each party set forth in the Agreement have been made solely for the benefit of the other parties to the Agreement, and such representations and warranties should not be relied on by any other person. Such representations and warranties (i) have been qualified by a disclosure letter that the parties have exchanged in connection with the execution of the agreement, (ii) are subject to certain materiality standards, (iii) were made as of a specific date and in certain cases limited to a particular period, and (iv) may have been used for purposes of allocating risks between the respective parties rather than establishing matters of fact. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the execution of the Agreement.

Approvals

Each of the directors and members, as applicable, of the Company and S3 and its subsidiaries approved the Agreement and/or related transactions, as appropriate.

The foregoing description of the Agreement (including the description of the consideration paid and payable in connection with the Acquisition) does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is filed as Exhibit 2.01 to this Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The description of the Acquisition set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits.

(a)    Financial Statements of Business Acquired

The audited consolidated financial statements required to be filed under Item 9.01(a) of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)    Pro Forma Financial Information

The pro forma financial information required to be filed under Item 9.01(b) of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit Number	Description of Exhibit

2.01	The Share Purchase Agreement by and between Adesto Technologies Corporation and S3 Asic Semiconductors Limited, dated as of May 9, 2018.*

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Adesto Technologies Corporation hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADESTO TECHNOLOGIES CORPORATION

Date: May 15, 2018	By:	/s/ Ron Shelton
	Name:	Ron Shelton
	Title:	Chief Financial Officer and Secretary